Exhibit 10.5
FISCAL 2018 EXECUTIVE OFFICER BONUS PLAN AND EQUITY COMPENSATION

Bonus Plan

For the twelve month period ending June 30, 2018, each executive officer of Cardiovascular Systems, Inc. (the “Company”) is eligible to receive cash incentive compensation pursuant to the Fiscal 2018 Executive Officer Bonus Plan (the “Bonus Plan”) as follows:

Revenue and Adjusted EBITDA Goals

Receipt of cash incentive compensation for fiscal 2018 is based on the Company’s achievement of revenue and adjusted EBITDA financial goals for fiscal 2018. Adjusted EBITDA is defined as EBITDA with stock compensation added back into the calculation. Target bonus amounts are weighted 50% for the revenue goal and 50% for the adjusted EBITDA goal. Target bonus levels as a percentage of base salary are 115% for the Chief Executive Officer, 90% for the Chief Operating Officer, 75% for the Chief Financial Officer, 65% for the Chief Talent Officer, and 50% for the other executive officers. Depending upon the Company’s performance against the goals, participants are eligible to earn up to 200% of each of the adjusted EBITDA and revenue portions of their target bonus amount. The Bonus Plan criteria are the same for all of the executive officers. Participation in the Bonus Plan for each executive officer is in the form of a grant of Performance Units.

Equity Compensation

Additionally, each executive officer of the Company received the following grants of restricted stock on August 7, 2017:

Name/Title	Time-Based	Shareholder Return
Scott R. Ward Chairman, President and Chief Executive Officer	31,432	94,295
Laurence L. Betterley Chief Financial Officer	11,003	33,007
Kevin Kenny Chief Operating Officer	12,476	37,428
Laura Gillund Chief Talent Officer	5,038	15,113
Alexander Rosenstein General Counsel and Corporate Secretary	4,572	13,714
Sandra Sedo Chief Compliance Officer	4,396	13,187

The amount of restricted stock granted to each executive officer is based upon the target equity grant for each executive officer divided by the closing price per share of the Company’s common stock on the date of grant; however, the restricted stock grants that vest based on total shareholder return provide the executive officer the opportunity to earn up to 200% of the target number of shares if performance goals are satisfied, and the grants set forth above represent such maximum amount and any shares not earned will be forfeited upon confirmation of performance achievement. Target equity grants as a percentage of base salary are 375% for the Chairman, President and Chief Executive Officer, 225% for the Chief Financial Officer and Chief Operating Officer, and 125% for the other executive officers. The restricted stock grants under the column above titled (i) “Time-Based” will vest in equal installments of 1/3 on each of August 13, 2018, 2019 and 2020; and (ii) “Shareholder Return” will vest based on the Company’s total shareholder return relative to total shareholder return of the Company's peer group, as measured by the closing prices of the stock of the Company and the peer group members for the 90 trading days preceding July 1, 2017 compared to the closing prices of the stock of the Company and the peer group members for the 90 trading days preceding July 1, 2020. Vesting of the performance-vesting shares will be determined on the date that the Company's Annual Report on Form 10-K for the fiscal year ending June 30, 2020 is filed.